                                                                   EXHIBIT 10(d)

                      MPW INDUSTRIAL SERVICES GROUP, INC.

                          FORM OF EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made and entered into as of ____________, 1997, by and between Ira O. Kane, an individual (the "Executive"), and MPW Industrial Services Group, Inc., an Ohio corporation (the "Company").

                                   RECITALS:

         WHEREAS, the Company wishes to retain Executive's skills, knowledge and experience in the leadership of the Company; and

         WHEREAS, Executive wishes to make such skills, knowledge and experience available to the Company and is willing to serve in the employ of the Company on a full-time basis for the employment term, and upon the other terms and conditions hereinafter provided;

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, and upon the terms and subject to the conditions contained herein, the Executive and the Company hereby agree as follows:

                             SECTION 1: EMPLOYMENT

         The Company agrees to employ the Executive, and the Executive agrees to enter into the employ of the Company for the period stated in Section 3 of this Agreement and upon the other terms and conditions hereinafter provided.

                   SECTION 2: POSITIONS AND RESPONSIBILITIES

         During the period of his employment hereunder, the Executive agrees to serve as President and Chief Operating Officer of the Company and its Subsidiaries, and to be responsible for the general management of the affairs and day-to-day operations of the Company and the general management of its Subsidiaries. During such period, the Executive shall serve as a member of the Company's Board of Directors and such of its Subsidiaries as may be requested by the Chairman and Chief Executive Officer of the Company. For purposes of this Agreement, "Subsidiary" shall mean any corporation, partnership, joint venture or other business entity in which the Company, directly or indirectly, beneficially owns 50% or more of the securities entitled to vote generally in the election of directors.

                           SECTION 3: TERM AND DUTIES

         3.1 Employment Term. The period of the Executive's employment under this Agreement (the "Term") shall commence on _________, 1997, and shall continue until the close of business on _______________, 1999.

         3.2 Duties. During the period of his employment hereunder and except for illness, reasonable vacation periods, and reasonable leaves of absence, the Executive shall devote all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder. However, the Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions with or in, companies or organizations, which will not present any conflict of interest with the Company or any of its subsidiaries or affiliates, or materially affect the performance of the Executive's duties pursuant to this Agreement.

             SECTION 4: COMPENSATION AND REIMBURSEMENT OF EXPENSES

         4.1 Compensation. As compensation for the services to be rendered during the Executive's term of employment hereunder and as compensation for the other obligations being undertaken by the Executive hereunder, the Executive shall be entitled to the compensation hereinafter set forth:

         4.2 Base Salary. The Company shall pay to the Executive an annual base salary (the "Base Salary") of not less than $300,000 per year, or such greater amount as may be determined by the Board of Directors, upon a review of the Executive's performance. The Executive's Base Salary shall be reviewed at least annually, with the first such review to be completed no later than June 30, 1998. During the term of employment, Executive's Base Salary shall be payable consistent with the Company's normal practice, but not less frequently than in equal monthly installments on the last business day of each month throughout the term of this Agreement.

         4.3 Incentive Compensation. In addition to his Base Salary, the Executive shall be entitled, commencing with the fiscal year ended June 30, 1998, to Incentive Compensation, on a percentage of salary basis, not less than that of other senior executives of the Company, in accordance with the Company's incentive compensation plan in effect at such time. Executive's incentive compensation shall be paid at the same time and in the same manner as the Company pays other executive's their bonuses.

         4.4 Reimbursement of Expenses. The Company shall pay or reimburse Executive for all reasonable travel, entertainment, and other expenses incurred by the Executive in performing his obligations under this Agreement, such reimbursement to include, but not be limited to, reimbursement for country club dues at a country club of the Executive's choice, membership in the Columbus Bar Association, the Ohio State Bar Association, and the American Bar Association, continuing legal education requirements necessary for the Executive to maintain his active status to practice law in the State of Ohio, appropriate industry-related seminars and conventions, and dues and expenses associated with the Executive's membership in the World President's Organization and/or any successor organization, including expenses related to attendance at seminars and conferences of such organization.

         4.5 Company Car. The Company will provide the Executive with a company car at least equal in value to the car given to Executive on the date hereof, and the Company will reimburse the Executive for, and/or assume, all costs associated with maintaining and operating the Company car. The Executive agrees to follow normal Company policies with respect to tax reporting for the Executive's personal, nonbusiness use of the company car.

         4.6 Vacations, Holidays, Etc. The Executive shall be entitled in each year during the term of his employment to a minimum vacation of four weeks (20 business days), during which time his compensation shall be paid in full, and such holidays and other nonworking days as are consistent with the policies of the Company for key executives generally.

         4.7 Death Benefits; Life Insurance. In the event of the death of the Executive during the term of this Agreement, the Company shall pay, or cause to be paid, to the Executive's designated beneficiary or beneficiaries or legal representatives a death benefit in an amount equal to three times the sum of (i) Executive's Base Salary plus (ii) the amount of the highest annual bonus paid to Executive in the prior three fiscal years. Such death benefit shall be paid in a lump sum within 90 days of the Executive's death unless the Executive prior to his death, or his beneficiaries within such 90-day period, shall have executed a writing directing the Company to pay such death benefit in several installments, in which case the death benefit shall be paid in such installments. The Company may purchase one or more term or other life insurance policies in amounts necessary to provide for its obligations under this section, and upon termination of Executive's employment hereunder, other than for Cause, if requested by Executive, the Company shall use its reasonable efforts to assign to Executive the right to receive, upon Executive's death, under such policies an amount equal to the death benefit hereunder; provided that Executive agrees to be solely responsible for any proportionate payments attributable to such amounts due on such policies after such assignment.

         4.8 Other Benefits. The Executive shall be entitled to participate in all group hospitalization, health, dental care, or sick-leave plan, travel or accident insurance, or executive contingent compensation plan, 401(k) plan, retirement income plan, qualified or nonqualified pension or profit-sharing plan, or other present or future group employee benefit plan or program of the Company for which key executives are or shall become eligible. Except as otherwise expressly contemplated hereby, the benefits referred to in this
Section 4.8 are in addition to the Compensation and other benefits referred to in other provisions of this Section 4.

                      SECTION 5: TERMINATION OF AGREEMENT

         5.1      Right to Terminate.

                  (a) Death. Except for payment of the death benefit contemplated by Section 4.7 hereof, this Agreement shall terminate upon Executive's death.

                  (b) Disability. In the event that the Executive becomes disabled, due to any physical or mental illness which renders the Executive incapable of performing his duties hereunder, the Company shall have the right to terminate Executive's employment hereunder. For purposes of this Section 5.1(b), Executive shall be deemed to have become disabled in accordance with the Company's current disability policy which the Company agrees to maintain during the term of this Agreement. Upon any termination of employment under this Section 5.1(b), the Company shall pay Executive in accordance with the Company's normal payroll procedures an amount equal to Executive's Base Salary in effect at the date of termination (reduced by the proceeds of any short or long-term disability payments to which Executive may be entitled during such period under any short or long-term disability plan or insurance policy maintained by the Company) for 60 months following the date he last worked and any other benefits to which Executive may be entitled as provided in this Agreement.

                  (c) Cause. The Company shall have the right to terminate Executive's employment hereunder for "Cause." "Cause" shall mean that, prior to any termination pursuant to this Section 5.1(c), the Executive shall have committed:

                              (i) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or its Subsidiaries;

                             (ii) intentional wrongful damage to property of the Company or its Subsidiaries;

                            (iii) intentional wrongful disclosure of secret processes or confidential information of the Company or its Subsidiaries; or

                             (iv) intentional wrongful breach of Section 6 hereof.

and any such act shall have been materially harmful to the Company and its Subsidiaries on a consolidated basis. For purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company and its Subsidiaries. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

                  (d) Other. The Company shall have the right to terminate Executive's employment hereunder for any other reason not specified in this
Section 5.1 upon 30 days' prior written notice to Executive; provided that in the event of any such termination, the Company shall make a severance payment to Executive on the date of such termination as determined pursuant to Section 5.2(b).

         5.2      Rights and Obligations of Executive Upon Termination.

                  (a) Company Obligations at Termination. Except as otherwise provided by Sections 4.7 and 5.2(b) hereof, upon the termination of Executive's employment pursuant to Section 5.1(a), (b) or (c) of this Agreement, the Company shall not have any further obligation to Executive under this Agreement except (i) to distribute to Executive his Base Salary due pursuant to this Agreement (plus accrued vacation pay) up to the date of termination, and, (ii) if Executive is terminated for any reason other than for "cause" as defined in
Section 5.1(c) hereof, to pay to Executive or his estate any incentive compensation earned up to the date of termination (pro rata, based on the performance of the Company as of the date of termination and the number of complete months for which Executive was employed in that year prior to his termination) in accordance with the terms and conditions of this Agreement.

                  (b) Severance Pay at Termination. If the Company terminates the Executive's employment pursuant to Section 5.1(d) hereof, or after the expiration of the Term (other than for "Cause" as defined herein), then the Company shall, as severance, pay to the Executive in a lump sum with 90 days of such termination, an amount equal to the sum of (i) the Executive's Base Salary in effect at the date of termination for the greater of (A) the remainder of the Term or (B) one year following the date of termination (the "Severance Period"), plus (ii) the amount of Executive's bonus paid or payable for the prior fiscal year.

         5.3 Legal Fees and Expenses. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the rate of 1% above the Prime Rate posted from time to time by Bank One of Columbus, N.A.

         5.4 Continuation of Benefits. For any termination for which severance is payable under Section 5.2(b), the Company shall, during the Severance Period, (A) arrange to provide the Executive with benefits (other than salary and incentive compensation) substantially similar to those which the Executive was receiving or entitled to receive immediately prior to the termination of employment, except that the level of any such employee benefits to be provided may be reduced in the event of a corresponding reduction generally applicable to all recipients of or participants in such employee benefits, and (B) such Severance Period will be considered service with the Company for the purpose of determining service credits and benefits due and payable to the Executive under the retirement income, supplemental executive retirement and other benefit plans of the Company or its Subsidiaries applicable to Executive, his dependents or his beneficiaries immediately prior to his termination. If and to the extent that such benefits shall not or cannot be paid or provided under policy, plan, program, or arrangement of the Company solely because the Executive is no longer an officer, director, or employee of the Company, then the Company shall itself pay or provide for the payment to the Executive, his dependents and beneficiaries, along with, in the case of any benefit described in subsection (A) of this Section 5.4 which is subject to tax because it is not or cannot be paid or provided under such policy, plan, program or arrangement of the Company or any Subsidiary, an additional amount such that after payment by the Executive, or his dependent or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes. Without limiting the purposes or effect of Section 5.4, employee benefits otherwise receivable by the Executive pursuant to this Section 5.4 will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer following Executive's termination of employment, and any such benefits actually received by the Executive shall be reported by the Executive to the Company.

         5.5 No Mitigation Obligation. The Company hereby acknowledges that it will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following any termination for which severance benefits are available under Section 5.2(b). In addition, the Company acknowledges that its severance pay plans applicable in general to its salaried employees do not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the parties hereto expressly agree that the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

              SECTION 6: NON-COMPETITION; CONFIDENTIAL INFORMATION

         6.1 Period and Conduct. During the period commencing on the date hereof and ending at the end of the Severance Period, Executive shall not:

                  (a) engage, without the prior written consent of the Company, in any Competitive Activity; or

                  (b) solicit any employee of the Company to terminate his or her employment with the Company.

                  Except as provided in this Section 6.1, Executive shall not be subject to any obligation, express or implied, not to compete with the Company or its affiliates.

         6.2 Territory. Executive shall refrain from engaging in the activities described in this Section 6 during the period specified in Section
6.1 hereof in any state in which the Company conducts business at any time during the term of this Agreement.

         6.3 Definition. "Competitive Activity" means the Executive's participation, without the written consent of an officer of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise's sales of any product or service competitive with any product or service of the Company amounted to 10% or more of such enterprise's net sales for its most recently completed fiscal year and if the Company's net sales of said product or service amounted to 10% or more of the Company's net sales for its most recently completed fiscal year. "Competitive Activity" will not include (i) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise; provided, however, that notwithstanding the foregoing, Executive may not directly participate in the portion of such enterprise's business which is in substantial and direct competition with the Company even if such portion constitutes less than 10% of the net sales for such enterprise.

         6.4 Confidentiality. Executive recognizes the interest of the Company in maintaining the confidential matters relating to its business, and agrees that he will not willfully, directly or indirectly, disclose or use, except as required in the course of his employment with the Company, any confidential information of the Company or any of its Subsidiaries, including, without limitation, any records, files, data, methods, formulae, products, apparatuses, customer lists, activity reports, plans, specifications, price lists, notebooks or similar information received by or prepared for the Company, which is in fact proprietary to the Company or any of its Subsidiaries. The parties hereto recognize that it is not the intent of this Section to include within the subject matter of the preceding sentence any of the following: (i) information, data or methods of information not proprietary to the Company or its Subsidiaries, (ii) information, data or methods of operation which are in the public domain, or (iii) information, data or methods of operations possessed by Executive and in which the Company has no proprietary interest. All records, files, data drawings, documents, equipment and the like relating to costs, uses, applications or purchases of products and services made or sold by the Company or any of its Subsidiaries or otherwise relating to the Company's business or the business of any of its Subsidiaries, or compiled by or delivered to Executive during the course of his performance of his duties hereunder, shall be and remain at all times the sole property of the Company or its Subsidiaries (as the case may be).

         6.5 Nondisparagement. Each of the Company and the Executive agree that, following termination of the Executive's employment with the Company, they shall not engage in activities, or publicly make any statements that disparage, or otherwise impair the reputation, goodwill or business interests of the other party in such a manner that might result in injury to the other party.

         6.6 Remedies. Each of the Company and its Subsidiaries and the Executive acknowledges that the covenants made by them in this Section 6 are of value to the other party only if performed fully by such party, and, therefore, that it would not be possible to compensate the other party in monetary damages for such party's failure to perform his or its obligations hereunder. As a consequence, in the event of any breach by a party hereunder, the other party shall be entitled to injunctive relief and such other full and complete relief as a court of equity would then afford, in addition to all other relief and remedies available to the other party without the necessity of proving damages or posting a bond.

         6.7 Change-in-Control. The Company and the Executive are parties to a Change-in-Control Severance Agreement, dated the date hereof (as such agreement may be amended from time to time, the "Change-in-Control Agreement"). Notwithstanding anything contained in this Agreement to the contrary, in the event the Termination of employment occurs under circumstances in which the Executive would otherwise be entitled to receive payments and benefits under both this Agreement and the Change-in-Control Agreement, the Executive shall have the right to elect to receive payments and benefits under either this Agreement or the

Change-in-Control Agreement, but not both. Within five business days following the Termination of employment under circumstances in which this Section 6.7 would apply, the Company shall provide the Executive, in writing, a reasonably detailed determination of the payments and other benefits under each of this Agreement and the Change-in-Control Agreement. The Executive shall make the election provided for in this Section 6.7 within thirty calendar days after Executive's receipt of the written determination referred to in the preceding sentence; provided, however, that if such election is not so made within such 30-day period, the Executive shall be irrevocably deemed to have elected to receive payments and benefits under the Change-in-Control Agreement. Prior to the date on which Executive makes or is deemed to have made the election referred to above, he shall receive all benefits under this Agreement as if the Executive had made the election to receive benefits and payments under this Agreement.

              SECTION 7: DEFINITIONS AND MISCELLANEOUS PROVISIONS

         7.1. Defined Terms. Certain capitalized terms used in this Agreement are specifically defined in the various sections and subsections of this Agreement, and shall have the meanings set forth therein. All terms not specifically defined in this Agreement shall have the meanings set forth in the laws of the State of Ohio with respect to corporations, and if not defined therein, all terms shall be read in context and construed according to the rules of grammar and common usage.

         7.2 Notices. For all purposes of this Agreement, all communications including without limitation notices, consents, requests or approvals, provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         7.3 Construction of Agreement. The captions at the beginning of the sections and subsections of this Agreement are for convenience only and shall be ignored in construing this document. This Agreement, and any exhibit or amendment to it, may be executed in several counterparts, and each executed counterpart shall be considered as an original. All questions concerning the intention, validity, and meaning of this Agreement or relating to the rights and obligations of the parties hereto with respect to performance under this Agreement shall be construed and resolved in accordance with the laws of Ohio. If any court of competent jurisdiction holds any provision of this Agreement to be invalid, the holding shall not affect the validity of the remainder of this Agreement. In the event that the provisions of Section 6 should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum time or geographic limitations permitted by applicable law.

         7.4 Entire Agreement. This document (including any exhibits or valid written amendments) contains the entire agreement among the parties and supersedes any prior understandings or agreements among them respecting its subject matter. All exhibits are expressly made a part of this Agreement. There are no representations, arrangements, understandings, or agreements, oral or written, among the parties relating to the subject matter of this Agreement, except as fully expressed in this document.

         7.5 Amendments. No amendments, changes, alterations, modifications, additions, or qualifications to the terms of this Agreement may be made or be binding unless they are made in writing and are agreed to by all of the parties to this Agreement.

         7.6 Successors in Interest. Except as otherwise provided in this Agreement, all provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, executors, administrators, personal representatives, successors and assigns of each party. Each party agrees for himself and his heirs, executors, administrators, personal representatives, successors and assigns to execute any instruments in writing which may be necessary or proper in carrying out the purposes of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                          MPW INDUSTRIAL SERVICES GROUP, INC.


                                          By:
-----------------------------                --------------------------------
Ira O. Kane                                    (Name)              (Title)